UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 17, 2020

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1 of 3 Pages

ITEM 1.01   Entry into a Material Definitive Agreement.

On August 17, 2020, EastGroup Properties, L.P. (the “Operating Partnership”) and EastGroup Properties, Inc. (the “Company” and together with the Operating Partnership, “EastGroup”) entered into a Note Purchase Agreement, dated as of August 17, 2020 (the “Agreement”) to sell $175.0 million aggregate principal amount of its Senior Notes, of which $100.0 million aggregate principal amount shall be its 2.61% Series A Senior Notes due October 14, 2030 (the “Series A Notes”) and $75.0 million aggregate principal amount shall be its 2.71% Series B Senior Notes due October 14, 2032 (the “Series B Notes”); the Series A Notes and the Series B Notes are hereinafter referred to collectively as the “Notes”. The Company is the sole shareholder of the sole general partner of the Operating Partnership.

The Notes will be issued and sold on October 14, 2020. Semi-annual interest only payments will be required with principal payments of $100.0 million on October 14, 2030 and $75.0 million on October 14, 2032. The Notes are unsecured obligations of EastGroup and will be fully and unconditionally guaranteed by certain subsidiaries of the Operating Partnership or the Company.

Subject to the terms of the Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount, as discussed below, or interest under the Notes and (ii) a default in the payment of certain other indebtedness of the Operating Partnership or of the Company or of their subsidiaries, the principal and accrued and unpaid interest and the Make-Whole Amount on the outstanding Notes will become due and payable at the option of the holders.

EastGroup will be permitted to prepay at any time all, or from time to time any part of, the outstanding Notes, in the amount not less than 5% of the Notes then outstanding at (i) 100% of the principal amount so prepaid, together with accrued interest, and (ii) the “Make-Whole Amount” as defined in the Agreement. The Make-Whole Amount is equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the amount of such Notes. The Notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Agreement contains customary covenants that are substantially similar to the covenants in the Company’s existing revolving credit facility and other Senior Notes, including requirements for the Company to maintain its ratio of total liabilities to total asset value at 60% or less and its secured debt to total asset value at 40% or less. Other debt covenants provide that EastGroup shall not fail to maintain (i) certain fixed charge coverage ratios, and (ii) ratio of unencumbered net operating income to total unsecured interest expense. In addition, EastGroup may not pay dividends or make distributions with respect to its equity in excess of 90% of the Company’s funds from operations, as defined, except to the extent necessary to enable the Company to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit EastGroup’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties. These covenants, which are described more fully in the Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The descriptions in this Form 8-K of the Notes and the Agreement are not intended to be complete descriptions of those documents, and the descriptions are qualified in their entirety by the full text of the documents, which are attached as exhibits to, and incorporated as reference in, this Form 8-K.

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of  a Registrant.

On August 17, 2020, the Company entered into the Note Purchase Agreement, the terms and conditions of which are described in Item 1.01 of this Form 8-K, which by this reference is incorporated herein.

ITEM 9.01       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1
Note Purchase Agreement, dated as of August 17, 2020, among EastGroup Properties, L.P., EastGroup Properties, Inc. and the purchasers of the notes party thereto (including the form of the 2.61% Series A Senior Notes due October 14, 2030 and the 2.71% Series B Senior Notes due October 14, 2032)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
2 of 3 Pages

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         August 21, 2020

EASTGROUP PROPERTIES, INC.

By: /s/ BRENT W. WOOD
Brent W. Wood Executive Vice President, Chief Financial Officer and Treasurer

3 of 3 Pages